Exhibit 99.(m)(i)(a)

Schedule A to the Distribution and Service Plan

as amended and restated September 1, 2021

Fund	Fee Rate (per annum of the average daily net assets of the Fund)	Commencement Date
AllianzIM U.S. Large Cap Buffer10 Apr ETF	0.25%	May 31, 2020
AllianzIM U.S. Large Cap Buffer20 Apr ETF	0.25%	May 31, 2020
AllianzIM U.S. Large Cap Buffer10 Jul ETF	0.25%	June 30, 2020
AllianzIM U.S. Large Cap Buffer20 Jul ETF	0.25%	June 30, 2020
AllianzIM U.S. Large Cap Buffer10 Oct ETF	0.25%	Sept. 30, 2020
AllianzIM U.S. Large Cap Buffer20 Oct ETF	0.25%	Sept. 30, 2020
AllianzIM U.S. Large Cap Buffer10 Jan ETF	0.25%	Dec. 31, 2020
AllianzIM U.S. Large Cap Buffer20 Jan ETF	0.25%	Dec. 31, 2020
AllianzIM U.S. Large Cap Floor10 Jan ETF	0.25%	Dec. 31, 2021
AllianzIM U.S. Large Cap Floor10 Apr ETF	0.25%	March 31, 2022
AllianzIM U.S. Large Cap Floor10 Jul ETF	0.25%	June 30, 2022
AllianzIM U.S. Large Cap Floor10 Oct ETF	0.25%	Sept. 30, 2022
AllianzIM U.S. Large Cap 6 Month Buffer10 Jan/Jul ETF	0.25%	Dec. 31, 2021
AllianzIM U.S. Large Cap 6 Month Buffer10 Apr/Oct ETF	0.25%	Sept. 30, 2021